Exhibit 99.1

Stabilisation / FSA	Jenifer Kirtland
Maxtor Investor Relations
(408) 324-7056

Maxtor Corporation Completes Sale of $300 Million of
2.375% Convertible Senior Notes Due 2012
MILPITAS, CA, August 15, 2005 — Maxtor Corporation (NYSE: MXO) announced today it had completed its previously announced private placement of an aggregate principal amount of $300 million of 2.375% Convertible Senior Notes due 2012 pursuant to Rule 144A and Regulation S.
The Company intends to use the net proceeds to retire outstanding debt, including retirement of up to $150 million of its 6.80% Convertible Senior Notes due 2010, and for other general corporate purposes. Pending application of funds, the Company expects to invest the net proceeds in investment-grade, interest-bearing securities.
The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the Securities Act) or any state securities laws, and are being offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside of the United States in reliance on Regulation S under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
About Maxtor
Maxtor Corporation is one of the world’s leading suppliers of information storage solutions. The Company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products and service and support for its customers. Maxtor is traded on the NYSE under the MXO symbol.
Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. These statements are only predictions. The Company makes these forward-looking statements based upon information available on the date hereof, and it has no obligation (and expressly disclaims any such obligation) to update or alter any such forward-looking statements, whether as a result of new information, future events, or otherwise. See the Company’s Form 10-Q for the period ended July 2, 2005 for a further discussion of these and other risks and uncertainties applicable to the Company’s business.